Exhibit 99.1

Argo-Tech Corporation Announces $250 Million Debt Issuance

     Cleveland, Ohio, June 4, 2004. Argo-Tech Corporation today announced that it is planning an offering of $250 million aggregate principal amount of Senior Notes in an offering exempt from the registration requirements of the Securities Act of 1933. The Company intends to use the proceeds from the offering, together with borrowings under its proposed amended and restated senior credit facility and cash on hand, to purchase or redeem all of its outstanding $195 million of 8 5/8% senior subordinated notes, to repay $19.9 million of outstanding borrowings under its existing senior credit facility, to purchase the outstanding preferred stock of AT Holdings Corporation, its parent company, for a total payment of approximately $57.6 million, and to pay related fees and expenses.

     The Notes to be offered will not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy such Notes and is issued pursuant to Rule 135c under the Securities Act of 1933.